Exhibit 107

CALCULATION OF REGISTRATION FEE

Form F-3

(Form Type)

DOGNESS ( INTERNATIONAL ) CORPORATION

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to be paid	Equity	Class A Common Shares, with no par value	Rule 457(a)	2,000,000	$13.92	$27,840,000	$147.60 per $1,000,000	$4,109.18
	Total Offering Amounts					$27,840,000		$4,109.18

	Net Fee Due							$4,109.18

(1)	All shares registered pursuant to this registration statement are to be offered for resale by the Selling Shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional Class A Common Shares of the registrant, no par value, issued to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)

Estimated solely for purposes of calculating the registration fee, based on the average of the $14.40 (high) and $13.43 (low) prices for our Class A Common Shares as quoted on The Nasdaq Capital Market on June 6, 2024, in accordance with Rule 457(c) under the Securities Act.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended.